Exhibit 99.1

QVC GROUP TO BE LAUNCHED AS NEW TRACKING STOCK
OF LIBERTY INTERACTIVE CORPORATION

QVC Group Series A and Series B Common Stock Will Trade Under the
Symbols “QVCA” and “QVCB” on the Nasdaq Stock Market in 2014

West Chester, PA, Oct. 10, 2013 - Liberty Interactive Corporation (“Liberty”) (Nasdaq: LINTA, LINTB, LVNTA, LVNTB) announced today that it plans to create a QVC Group tracking stock as part of a recapitalization of the Liberty Interactive Group tracking stock.

The QVC Group class of common stock will track the value of QVC, Inc. and Liberty’s approximate 38% interest in HSN, Inc., along with cash and certain liabilities. The QVC Group tracking stock is intended to provide greater clarity regarding QVC’s strong operating metrics, such as its leadership in mobile commerce and pioneering efforts in establishing social shopping platforms for its customers. The other assets and liabilities that currently comprise the Liberty Interactive tracking stock, including Liberty’s e-commerce companies (such as Provide Commerce, Backcountry.com and Bodybuilding.com), will be attributed to a new Liberty Digital Commerce tracking stock. In the recapitalization, holders of Liberty Interactive Group tracking stock will receive a distribution of the new Liberty Digital Commerce tracking stock, and the name of the Liberty Interactive Group tracking stock will be changed to the QVC Group tracking stock. The recapitalization is subject to customary closing conditions, including the receipt of the requisite stockholder approvals and certain tax opinions.

“As the global leader in video and e-commerce retail, QVC is defining the future of retail at a time of significant industry change,” said Mike George, President & CEO of QVC, Inc. “Our leading e-commerce and mobile platforms enable us to deepen relationships with our customers, who are among the most loyal in retail, while engaging new customers as well. Our ability to connect with customers across multiple platforms and around the world enables us to deliver positive and consistent financial results.”

According to the just-released 2014 “Internet Retailer Mobile 500,” QVC is the third largest mobile commerce player (up from number five on the 2013 list) and is number two among all multi-category retailers, behind only Amazon.com.

“QVC maintains industry-leading margins and executes disciplined capital spending to help further drive bottom-line growth,” said George. “As we continue to execute on our growth initiatives, this new tracking stock will offer investors increased visibility into QVC’s performance, and allow QVC to more directly create value for our shareholders.”

Mike George will present at Liberty’s Annual Investor Conference today, and will provide an update on the company’s recent business activity, operational highlights and financial performance. A live audio cast of the presentation will be available to the public on the Liberty Interactive Corporation IR site: http://ir.libertyinteractive.com/events.cfm.

ABOUT QVC

QVC, Inc., a wholly owned subsidiary of Liberty Interactive Corporation (NASDAQ:LINTA, LINTB), is the world’s leading video and ecommerce retailer. QVC is committed to providing its customers with thousands of the most innovative and contemporary beauty, fashion, jewelry and home products. Its programming is distributed to approximately 290 million homes worldwide through operations in the U.S., Japan, Germany, United Kingdom, Italy and a joint venture in China. West Chester, Pa.-based QVC has shipped more than a billion packages in its 26-year history and the company’s website, QVC.com, is ranked among the top general merchant Internet sites. QVC, Q, and the Q Ribbon Logo are registered service marks of ER Marks, Inc.

ABOUT LIBERTY INTERACTIVE CORPORATION

Liberty Interactive Corporation operates and owns interests in a broad range of digital commerce businesses. Those interests are currently attributed to two tracking stock groups: Liberty Interactive Group and Liberty Ventures Group. The Liberty Interactive Group (Nasdaq: LINTA, LINTB) is primarily focused on digital commerce and consists of Liberty Interactive Corporation’s subsidiaries QVC, Provide Commerce, Backcountry.com, Bodybuilding.com, Celebrate Interactive, CommerceHub and its interest in HSN. The businesses and assets attributed to the Liberty Ventures Group (Nasdaq: LVNTA, LVNTB) consists of all of Liberty Interactive Corporation’s businesses and assets other than those attributed to the Liberty Interactive Group and include its subsidiary TripAdvisor, its interest in Expedia, and minority interests in Time Warner and Time Warner Cable.

FORWARD-LOOKING STATEMENTS

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the proposed recapitalization of the Liberty Interactive Group tracking stock and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, the satisfaction of conditions to the proposed new tracking stock. These forward looking statements speak only as of the date of this press release, and Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty, including the most recent Form 10-K and Forms 10-Q, for additional information about Liberty and about the risks and uncertainties related to Liberty's business which may affect the statements made in this press release.

Additional Information

Nothing in this press release shall constitute a solicitation to buy or an offer to sell shares of Liberty's common stock in the recapitalization or otherwise. The offer and sale of shares of the proposed tracking stock will only be made pursuant to an effective registration statement. Liberty stockholders and other investors are urged to read the registration statement to be filed with the SEC, including the proxy statement/prospectus to be contained therein, because they will contain important information about the issuance of shares of the proposed tracking stock in the recapitalization. Copies of Liberty's SEC filings are available free of charge at the SEC's website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Liberty Interactive Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.

Participants in a Solicitation

The directors and executive officers of Liberty and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals relating to the approval of the recapitalization. Information regarding the directors and executive officers of Liberty and other participants in the proxy solicitation and a description of their respective direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials to be filed with the SEC.

CONTACT:
Paul Capelli
QVC, Inc.
paul.capelli@qvc.com
484-701-8836